Exhibit 10.2

POLY IMPLANTS PROTHESES, S.A.

6.75% REVOLVING PROMISSORY NOTE

March 30, 2004

Poly Implants Protheses, S.A. (the “Company”), a French societe anonyme, promises to pay to III Acquisition Corp., a Delaware corporation (“III”) or its assigns (collectively, the “Holder”), at the time described below, the principal sum of up to $1,657,675 (or such lesser amount that equals the total amount paid by III on account of the Company’s products sold by PIP/USA or III as provided in the next succeeding paragraph), plus any amounts added thereto pursuant to paragraph 6 of this Note.  The Company also promises to pay interest on the balance of that principal sum which is unpaid from time to time at the rate of 6.75% per annum.

Concurrently herewith, the Company and III are entering into an Amended and Restated Non-Exclusive Distribution Agreement dated as of March 30, 2004 (the “Agreement”).  As provided in Section 4(e) of the Agreement, as of February 29, 2004, the Company had certain obligations to patients and doctors in respect of claims related to products sold by PIP/USA, Inc. and III (“Existing Claims”).  III has undertaken in the Agreement to administer and pay up to US$1,657,675 of such Existing Claim amounts, with III consulting with the Company prior to paying any such Existing Claim amounts.  As provided in the Agreement, if III determines in its sole discretion that payment of any Existing Claim amount is necessary or advisable to (1) prosecute or maintain the PMA (as defined in the Agreement), (2) settle any presently existing litigation or any related or similar case, (3) avoid any adverse regulatory action, or (4) continue to market Products (as defined in the Agreement) in any geographical market in the Territory (as defined in the Agreement), then III may without consent of the Company pay any such Existing Claim amount.  As provided in the Agreement, if with respect to any Existing Claim amount III does not make the determination set forth in the immediately preceding sentence, then III will consult with the Company in the administration of such Existing Claim.  As provided in the Agreement, unless the Company (i) engages counsel reasonably acceptable to III to consult on such Existing Claim administration and (ii) separately indemnifies III from and against any loss, claim or liability related to such Existing Claim in a manner reasonably acceptable to III, III may pay such Existing Claim amount.  As provided in the Agreement, if the Company engages counsel and provides the indemnity as set forth in the immediately preceding sentence in respect of an Existing Claim covered by such sentence, then III will not pay the respective Existing Claim amount without the Company’s consent, which consent will not unreasonably be withheld.  In consideration of the foregoing undertakings by III, the Company has issued to III this Note in the initial nominal principal amount of US$1,657,675 (and an actual principal amount equal to the Existing Claim amounts paid by III as provided above).  As provided in paragraph 6 below, the principal amount payable under this Note shall be increased by any additional amounts paid by III on the Company’s or PIP/USA, Inc.’s behalf with respect to products sold by the Company, PIP/USA, Inc. or III in the Territory that are not in respect of Existing Claims.

1.                                       The unpaid principal balance of the sum evidenced by this Note will be due and payable, as follows:

(a)                                  Each time the III becomes obligated to make a payment (an “Additional Payment”) to the Company under Section 4(c) of an Amended and Restated Non-Exclusive Distribution Agreement dated March 30, 2004 (the “Distribution Agreement”) between the Company and III, (i) III will not make the Additional Payment to the Company, and (ii) the outstanding balance of the principal sum evidenced by this Note will be reduced by an amount equal to the payment III was to have made to the Company.  This paragraph will constitute an assignment by the Company to the Holder of the right to receive all the Additional Payments from III until the principal sum evidenced by this Note has been paid in full.  However, the reduction of the principal sum evidenced by this Note will be effective whether or not III makes the payment to the Holder.

(b)                                 If the Distribution Agreement is terminated for any reason, including, but not limited to, because the products that are the subject of the Distribution Agreement do not receive governmental approvals that are required to permit them to be sold in the Territory described in the Distribution Agreement, because III or the Company ceases or suspends the operation of all facilities where III is selling or the Company is producing the products that are the subject of the Distribution Agreement, the entire balance of the principal sum evidenced by this Note will be due and payable on the day the Distribution Agreement terminates.

2.                                       Interest will be payable on the first day of January, April, August and October of each year (each an “Interest Payment Date”), with the first interest payment to be made on the first Interest Payment Date after the date of this Note, except that no interest payment will be due on April 1, 2004.

3.                                       Each payment of principal or interest will be made to the Holder by certified or bank cashier’s check or wire transfer, at such address or to such account as the Holder specifies to the Company in writing at least three business days before the payment is to be made.

4.                                       Any payment of principal or interest which is not made when it is due will bear interest from the day it is due until it is paid at the rate which is 200 basis points higher than the interest rate in effect on the day the payment is due, or such lower rate as is the maximum rate permitted by law.

5.                                       The Company may at any time prepay all or any portion of the outstanding balance of the principal sum evidenced by this Note, provided that each prepayment must be at least $50,000, or such lesser amount as is the entire principal sum which is outstanding immediately before the prepayment.  Each prepayment of principal will be accompanied by all accrued but unpaid interest on the principal sum being prepaid.

6.                                       (a)                                  Whenever the Company notifies III, or III otherwise becomes aware, that a claim other than an Existing Claim (an “Additional Claim”) has been made against the Company or PIP/USA in the United States of America for breach of warranty or for liability relating to products distributed in the United States, III will review the Additional Claim and recommend to the Company that PIP either (a) pay the Additional Claim in full, (b) make a partial payment in settlement of the Additional Claim, or (c) deny liability for the Additional Claim.  In any instance in which III recommends that the Company pay an Additional Claim in full, or in which III recommends that the Company pay an amount in settlement of the Additional Claim and the claimant agrees to accept that amount in full settlement of the Additional Claim, the Company will pay the recommended amount within 30 days after III recommends that it do so.

(b)                                 If the Company fails to pay an Additional Claim as recommended by III within 30 days after III recommends that the Company make the payment, III may, but will not be required to, pay the Additional Claim and add the sum that III paid to the principal balance due this Note.  At III’s request, the Company will acknowledge that the principal balance of this Note has been increased by the amount of the payment made by III (and, if III so requests, issue a new Note reflecting the increased principal balance in exchange for the existing Note).

(c)                                  The Company hereby indemnifies III and its parent, subsidiaries, shareholders, directors, officers, employees and agents, against and agrees to hold each of them harmless from, any liabilities costs or expenses any of them may incur, because the Company fails to pay an amount that III recommends in accordance with paragraph 6(a) within 30 days after III recommends the payment.

7.                                       Each of the following events will constitute an Event of Default:

(a)                                  The Company fails to make any payment of principal on or before the day on which it is due; or

(b)                                 The Company fails to make any payment of interest within ten days after the day on which is it due; or

(c)                                  The Company defaults in any of its obligations under this Note other than obligations described in subparagraphs (a) and (b) and fails to cure that default within 30 days after a written demand from the Holder that the Company do so; or

(d)                                 The Company, Heritage Worldwide, Inc., a Delaware corporation (“HWWI”) or a significant subsidiary of either (as that term is defined in Securities and Exchange Commission Regulation S-X) commences a proceeding seeking relief as a debtor under any French, U.S. or other insolvency law; or

(e)                                  An order is entered in a proceeding under any French, U.S. or other insolvency law declaring the Company, HWWI or a significant subsidiary of either to be insolvent or appointing a receiver or similar official for substantially all the Company’s, HWWI’s or a significant subsidiary’s properties, and that order is not dismissed within 90 days; or

(f)                                    Because of events of default, holders of indebtedness of the Company for borrowed money aggregating $100,000 accelerate the time when that indebtedness is due and payable.

8.                                       Upon the occurrence of an Event of Default, the Holder may, by a notice to the Company given while the Event of Default is continuing, declare the entire unpaid balance of the principal sum evidenced by this Note and all accrued but unpaid interest to be due and payable, in which event that principal balance and accrued but unpaid interest will be immediately due and payable, except that if the Event of Default is of the type described in subparagraph (d) or (e), the entire unpaid balance of the principal sum evidenced by this Note and all accrued but unpaid interest will be immediately due and payable when the Event of Default occurs, without requiring any notice or other action by the Holder.

9.                                       No amendment of this Note, waiver of any provision of this Note, or extension of the time by which the Company must make any payment of principal or interest required by this Note, will be effective unless it is made in writing by the Holder.  Any waiver or extension will be effective only in the instance and for the purpose for which it is given.

10.                                 The remedies provided in this Note are cumulative and are not exclusive of any other remedies provided by law.  The Company will pay on demand any expenses (including reasonable attorneys fees and expenses) incurred by the Holder in enforcing its rights under this Note.

11.                                 Any notice or other communication required or permitted to be given under this Note must be in writing and will be deemed given on the day when it is delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which it is mailed by first class mail from within the United States of America, addressed (i) if to the Company, to the Company’s principal executive offices and to the principal facsimile number at those executive offices, Attention: President, or at such other address or facsimile number as the Company may specify to the Holder in writing, and (ii) if to the Holder, at the address or facsimile number specified by the Holder to the Company in writing.

12.                                 This Note will be binding upon the Company and its assigns, and will inure to the benefit of the Holder and the Holder’s assigns.  This Note will be governed by, and construed under, the laws of the State of  Delaware in the United States of America, without regard to principles of conflicts of laws that might apply the laws of another jurisdiction.

13.                                 The Company agrees that any action or proceeding to collect any principal or interest due under this Note or to enforce any other provision of this Note may be brought in any state or federal court sitting in Wilmington, Delaware in the United States of America, and the Company (i) submits to the jurisdiction of each of those courts for the purpose of any such action or proceeding, (ii) agrees not to seek to change the venue of any such action or proceeding which is brought in any of those courts, whether because of inconvenience of the forum or otherwise (but nothing in this Paragraph will prevent a party from removing an action or proceeding from a state court sitting in Wilmington, Delaware to a Federal court sitting in that county), and (iii) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

IN WITNESS WHEREOF, the Company is executing this Note on the date shown on the first page.

POLY IMPLANT PROTHESES, S.A.

By:
Title: